Exhibit 5.1
August 29, 2007

(212) 351-4000	19761-00036

(212) 351-4035

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 63131

Re:	Charter Communications, Inc.
Registration Statement on Form S-4
Ladies and Gentlemen:
     As counsel for Charter Communications, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-4 of the Company (the “Registration Statement”) filed on August 29, 2007 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance by the Company of up to $595,082,000 principal amount of 7.00% convertible senior notes due 2027 (the “Notes”).
     The Notes will be issued pursuant to an indenture (the “Indenture”) to be entered into on or about September 24, 2007 between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The Notes and the Indenture are referred to herein as the “Note Documents”. The Notes are being issued in exchange for certain outstanding notes of Charter (the “Outstanding Notes”), as described in the Registration Statement.
     In arriving at the opinions expressed below, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Note Documents and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:
1.	When the Indenture has been validly executed and delivered by Charter and the Trustee thereunder and the Notes have been duly executed and delivered by Charter and authenticated by the Trustee in accordance with the provisions of the Indenture, the Notes will constitute legal, valid and binding obligations of Charter, enforceable against it in accordance with their terms.

2.	The Notes are convertible into shares of common stock of the Company in accordance with the terms of the Indenture. The shares of common stock initially issuable upon conversion of the Notes pursuant to the conversion rate set forth in the Indenture have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion as provided in the Indenture, will be validly issued, fully paid and nonassessable.
     The opinions set forth herein, are subject to the following assumptions, qualifications, limitations and exceptions:
A.	We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the United States of America and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.	Our opinions set forth above are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether a matter is considered in a proceeding in equity or at law.

C.	We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to indemnification or contribution, to the extent that such provisions may be contrary to public policy or federal or state securities laws.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours, GIBSON, DUNN & CRUTCHER LLP

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